Exhibit 10.56
CITIZENS REPUBLIC BANCORP
DEFERRED COMPENSATION PLAN FOR EXECUTIVES
Amended and Restated
Effective January 1, 2008
Prepared by:
Rosenberger Law Group PLLC
4111 Andover Road, Suite 100 West
Bloomfield Hills, Michigan 48302

(i)

(ii)

Page
Section 10.14 Hour of Service	22
Section 10.15 Normal Retirement	22
Section 10.16 Participant	22
Section 10.17 Plan	22
Section 10.18 Plan Administrator	22
Section 10.19 Plan Year	22
Section 10.20 Related Entity or Related Entities	22
Section 10.21 Separation from Service	22
Section 10.22 Specified Employee	22
Section 10.23 Year of Service	23

(iii)

ARTICLE 1
PREAMBLES
     Section 1.01 Establishment of Plan. Effective July 1, 1999, Citizens Banking Corporation established the Citizens Banking Corporation Deferred Compensation Plan for Executives covering eligible executive employees. That plan was amended effective January 1, 2002 and again as of January 1, 2003. Citizens Republic Bancorp (“Corporation”) now amends and restates that plan effective January 1, 2008, except as otherwise provided herein, and renames the plan the Citizens Republic Bancorp Deferred Compensation Plan for Executives (“Plan”).
     Section 1.02 Grandfathered Accounts. This amendment and restatement applies only to amounts deferred under the Plan on and after January 1, 2005, and to amounts, if any deferred under the terms of the prior document before January 1, 2005 that were not vested as of December 31, 2004. Amounts that were deferred under the prior document before January 1, 2005 that were vested as of December 31, 2004 (“Grandfathered Accounts”) shall be subject to the provisions of the plan as in effect on October 3, 2004, as the same may be amended by the Corporation without material modification, it being expressly intended that such Grandfathered Accounts are to remain exempt from the requirements of Code Section 409A.
     Section 1.03 Applicable Law. The Plan is intended to be a nonqualified deferred compensation plan satisfying the requirements for deferral of income by eligible employees under the principles of Rev. Rul. 61-60 and subsequent interpretations of the Internal Revenue Service and applicable provisions of the Internal Revenue Code of 1986, as amended (“Code”), and in particular Code Section 409A except to the extent provided by Section 1.02 above. In addition, it is intended that the Plan be exempt from the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to the extent provided by that law for an unfunded plan maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. Where not so governed by the principles of the Code or the limited provisions of ERISA applicable to such a plan, the Plan shall be administered and construed in accordance with Michigan law.
     Section 1.04 Defined Terms. Throughout the Plan, various terms are used repeatedly, which terms have very specific and definite meanings when capitalized in the text. For convenience, such terms are collected and defined in Article 10. Wherever such capitalized terms appear in the Plan, they shall have the meanings specified in that article.
     Section 1.05 Adoption of Plan by Related Entities. Any parent, direct or indirect subsidiary, brother-sister corporation, or division of the Corporation (all being Related Entities within the meaning of Section 10.20), with the approval of the Corporation’s Compensation and Human Resources Committee of the Board of Directors, and by resolution of such Related Entity’s board of directors (or other authority in the case of an unincorporated division), may adopt the Plan and any trust created with respect to the Plan. In such case, the Related Entity shall be deemed an “Employer” hereunder as of the effective date specified in its resolution. Any special terms applicable to the Related Entity shall be set forth in an appendix to the Plan.

ARTICLE 2
ELIGIBILITY, PARTICIPATION AND ENROLLMENT
     Section 2.01 Eligibility. In order to be eligible to participate in the Plan, an individual must be an Employee who is among a select group of management or highly compensated employees, as determined under Section 201(2) of ERISA, and who has been designated as eligible to participate in the Plan by the Corporation’s Compensation and Human Resources Committee of the Board of Directors.
     Section 2.02 Participation.
     (a) Meaning of Participation. A Participant who is eligible for the Plan as described in Section 2.01, has commenced participation as provided in Section 2.02(b), has enrolled in the Plan pursuant to Section 2.03, and has not ceased participation under Section 2.02(c), will have maintained on the books and records of the Plan an Account in his/her name to which credits may be made in accordance with Article 3. However, mere participation in the Plan does not entitle a Participant to an ultimate benefit from the Plan; a Participant will receive a benefit only if credits are actually made to his/her Account over his/her period of participation pursuant to Article 3.
     (b) Commencement of Participation. An individual shall commence participation in the Plan on the first day that he/she satisfies the applicable eligibility requirements of Section 2.01.
     (c) Termination of Participation. Participation in the Plan shall not terminate for a Participant until the balance of his/her Account, to the extent vested, has been fully distributed, but the right to make before-tax contributions as provided by Section 3.02 shall end as of December 31 of the year in which the Participant ceases to meet the eligibility requirements of Section 2.01.
     (d) Resumption of Participation. An individual whose participation has terminated pursuant to paragraph (c) above, or who otherwise has been ineligible to make deferrals because of a failure to meet the eligibility requirements of Section 2.01, shall resume participation not earlier than January1 of the year following which he/she again meets the eligibility requirements of Section 2.01, unless the individual had not deferred any compensation under the Plan for the last 24 months, in which case the individual shall be treated as a new Participant entitled to make a first year election in accordance with the provisions of the Plan.
     Section 2.03 Enrollment.
     (a) Meaning of Enrollment. Enrollment is the process of submitting to the Plan Administrator an election to make contributions to the Plan through payroll withholding, as further described in Article 3, designating a Beneficiary to receive any death benefit provided by the Plan under Section 4.04, specifying an initial set of investments by which earnings, gains and losses with respect to contributions made to his/her Account will be measured, and electing the date and form of distribution for distribution of the balance that accumulates in his/her Account.
     (b) Enrollment Date. In the first calendar year within which an individual commences participation in the Plan as provided in Section 2.02(b), he/she may enroll effective on the first regular payroll date following the date on which the Plan Administrator receives the Participant’s properly completed enrollment form, subject to any minimum implementation period imposed by the Plan Administrator. Provided, however, that a Participant who fails to submit an enrollment form by December 31 of the first calendar year of his/her eligibility shall not be enrolled in the Plan until the January 1 following the date he/she does submit and the Plan Administrator receives a properly completed enrollment form.
     (c) Changes in Enrolled Status. A Participant may change his/her designated Beneficiary or set of selected investments at any time, as provided by Sections 4.04 and 3.05(d), but he/she may change the elected level of his/her contributions only as provided in Section 3.02 and may change the elected date and form of distribution only as provided in Section 5.03.

ARTICLE 3
CONTRIBUTIONS
     Section 3.01 Sources of Contributions and Accounting.
     (a) Sources and Forms of Contributions. It is contemplated that both Participants and the Employer may make contributions under the Plan. Participant contributions shall be limited to elective before-tax contributions; Employer contributions shall be limited to discretionary matching contributions made on behalf of selected Participants.
     (b) Crediting of Contributions and Individual Accounts. All contributions under the Plan shall be made in the form of credits to individual Accounts maintained on the books and records of the Plan for each Participant.
     (c) Nature of Accounts. Individual Accounts of Participants shall be maintained under the Plan only for accounting purposes, and the fact that individual Accounts are maintained shall not be construed to mean that any Participant or Beneficiary has title to any specific assets of the Employer. The rights of any Participant or Beneficiary, or any person claiming through a Participant or Beneficiary under this Plan, shall be solely those of an unsecured general creditor of the Employer. The Participant or Beneficiary, or any person claiming through either, shall have only the right to receive from the Employer those payments as specified herein. Further, no asset used or acquired by the Employer in connection with the liabilities it has assumed under the Plan, except as expressly provided and as permitted by applicable tax and labor laws, shall be deemed to be held under any trust for the benefit of any Participant or Beneficiary. Nor shall any such asset be considered security for the performance of the obligations of the Employer. Any such asset shall be, and remain, a general, unpledged, and unrestricted asset of the Employer.
     Section 3.02 Before-Tax Employee Contributions.
     (a) Amount. For each Plan Year, a Participant whose eligibility to contribute has not ceased under Section 2.02 may (but is not required to) direct the Employer to make contributions by means of payroll deduction to his/her Account (which contributions are not includible in the Participant’s gross income for federal income tax purposes) in any whole dollar amount or whole percentage, from 1% to a maximum percentage of 50%, of the Participant’s Base Compensation for the Plan Year, and up to 100% of any Bonus. In each case, however, the Plan Administrator shall reduce the elected contribution to the extent the Participant has insufficient non-deferred compensation from the particular payroll payment to cover his/her liability for FICA and Medicare taxes, income tax withholding, employee benefit plan co-payments or deductions, reimbursements for personal use of fringe benefits or other amounts normally deducted from the Participant’s Compensation. Changes to a Participant’s payroll withholding that affect the amount of Compensation being deferred to the Plan shall be permitted only to the extent allowed by Code Section 409A and Treasury Regulations issued thereunder.

     (b) Elections. Each Participant shall file an annual election with the Plan Administrator, in a form prescribed by the Plan Administrator, specifying the amounts or percentages of his/her Base Compensation and any Bonus to be contributed to the Plan on the Participant’s behalf by the Employer pursuant to paragraph (a) of this section.
     (1) Except as provided in the subsequent parts of this paragraph (b), each such election must be made by December 31 of the year preceding the year the services with respect to Compensation relating to the election will be performed, and such election shall be irrevocable until the next December 31, with any change made by that date not being effective until the January 1 immediately thereafter. Each election shall be effective only with respect to compensation for services performed during a particular calendar year, such that the amount to be contributed in any subsequent year will be zero unless the Participant has timely filed a new election for such subsequent year.
     (2) Notwithstanding part (1) above, a Participant’s first election as a new Participant that is made within 30 days after becoming eligible, as provided by Section 2.02, will be effective with respect to Base Compensation paid for services to be performed after the Plan Administrator’s receipt of the election if the election so provides; otherwise, the election will not be effective until the next January 1. Any election with respect to a Bonus for the first calendar year of participation made within 30 days of becoming eligible shall apply only to the amount of the Bonus for that year, multiplied by a fraction, the numerator of which is the number of days in the year remaining after the Plan Administrator’s receipt of the election and the denominator of which is 365.
     (3) Further notwithstanding part (1) above, a Participant’s election to defer all or part on any Bonus which qualifies as a 12-month performance-based bonus, as defined in Code Section 409A and the Treasury Regulations thereunder, may be made at any time up until six months prior to the end of the 12-month performance period, provided that the Participant performs service for the Employer continuously from the later of the beginning of the performance period or the date the criteria are established through the date of the Participant’s election, and the Bonus amount is not readily ascertainable as of the date of the election.
     (c) Vesting. The portion of a Participant’s Account attributable to his/her own contributions shall be 100% nonforfeitable at all times subject, however, to the limitations of Section 3.01(c).
     Section 3.03 Employer Matching Contributions.
     (a) Amount. Subject to approval each year by the Corporation’s Compensation and Human Resources Committee of the Board of Directors, the Employer shall make a matching contribution to the Account of each Participant who has been specified as eligible that year for matching contributions, not exceeding in value 30% of that Participant’s own contribution made to the Plan with respect to any Bonus for that year. Such employer matching contribution shall be credited to the Participant’s Account as provided by Section 3.05.
     (b) Form of Match. Any Employer’s matching contribution made pursuant to paragraph (a) of this section shall be made in Corporation Stock.

     (c) Vesting. The portion of a Participant’s Account attributable to Employer matching contributions shall vest at the rate of one-third of the amount of the last contribution for each Year of Service completed by the Participant following the year for which the contribution was made, except that the Participant’s Account attributable to Employer matching contributions shall fully vest upon his/her Normal, Early or Disability Retirement, or upon his/her death prior to termination of employment with the Employer. For example, the portion of a Participant’s Account attributable to a matching contribution made on May 15, 2009 with respect to a before-tax contribution from a Bonus earned in 2008 shall be one-third vested upon the Participant’s completion of one Year of Service after 2008, two-thirds vested upon the Participant’s completion of two Years of Service after 2008, and fully vested upon the Participant’s completion of three Years of Service after 2008. Any amounts forfeited due to application of the foregoing class year vesting provisions shall applied to matching contributions allocable to other Participants in the current and succeeding years, until fully applied.
     Section 3.04 No Other Contributions. Contributions by Participants other than as provided by Section 3.02 are neither required nor permitted under the Plan, and there shall be no Employer contributions made under the Plan other than as provided by Section 3.03.
     Section 3.05 Adjustment of Accounts.
     (a) Accounting Dates. The Plan Administrator shall establish periodic Accounting Dates within the Plan Year on which Participant Accounts shall be adjusted as provided in this section.
     (b) Credits for Contributions. As of each such Accounting Date, every Participant’s Account shall be adjusted first by crediting any contributions made since the last Accounting Date pursuant to Sections 3.02 or 3.03.
     (c) Charges for Expenses and Distributions. Next, as of each Accounting Date, every Participant’s Account shall be adjusted by charging for any expenses properly allocable to the Account and for any distributions made to the Participant or his/her Beneficiary under Article 5.
     (d) Credits for Earnings. Finally, as of each Accounting Date, every Participant’s Account shall be adjusted by crediting to the then balance of such Account earnings at a rate equal to the rate earned on a portfolio mix selected by the Participant. The portfolio mix shall be selected by each Participant at the time of his/her enrollment in the Plan from among various mutual funds and other investments designated by the Plan Administrator from time to time. A Participant may change the portfolio mix at any time, subject to any applicable securities law restrictions and written approval of the Corporation’s General Counsel in the case of transactions by insiders in shares of Corporation Stock, by submitting an election to the Plan Administrator in such form and by such advance date as the Plan Administrator may specify, but such change shall not apply to the portion of the Participant’s Account, if any, that is attributable to matching contributions that are not fully vested. The Corporation may, but is not required, to implement a grantor trust for purposes of acquiring, retaining, and disposing, as appropriate, the mutual funds, shares of Corporation Stock and other investments designated from time to time by the Plan Administrator and selected by Participants for their individual portfolio mixes. In the event such a trust is established, all trust assets shall be held at all times within the United States.

ARTICLE 4
FORMS OF RETIREMENT; DEATH
     Section 4.01 Normal Retirement. A Participant who attains age 65 may retire as of the first day of the month coincident with or next following his/her attainment of such age, which day shall be called the Participant’s Normal Retirement Date.
     Section 4.02 Early Retirement. A Participant who attains age 55 and has completed 10 or more Years of Service may retire as of the first day of the month coincident with or next following his/her completion of these requirements, which day shall be called the Participant’s Early Retirement Date. A Participant who continues to be actively employed by the Employer after his/her Early (or Normal) Retirement Date may continue to be a Participant in the Plan as long as he/she remains so employed by the Employer and continues to meet the eligibility requirements of Section 2.01.
     Section 4.03 Disability. A Participant who is determined by the Plan Administrator to be disabled, as defined in this section, shall be considered to have taken a disability retirement as of the date the Plan Administrator so determines the Participant to be disabled. “Disability” means, and “disabled” occurs when, a physical or mental condition of a Participant resulting from bodily injury, disease or mental disorder renders him/her incapable of continuing his/her usual and customary employment with the Employer and is expected to continue for at least twelve months, and has, in fact, lasted for at least three full calendar months. Disability of a Participant shall be determined by a licensed physician chosen by the Plan Administrator. Standards for the determination of disability shall be uniformly applied to all Participants.
     Section 4.04 Death and Designation of Beneficiary. In the event of a Participant’s death prior to his/her termination of employment with the Employer, the entire balance of such Participant’s Account shall become payable to the Participant’s Beneficiary as designated to the Plan Administrator and shall be distributed at the time and in the manner provided by Article 5. A Participant’s designation of Beneficiary shall be made on a form prescribed by, provided by, and filed with the Plan Administrator. Such designation may be changed from time to time by the Participant by filing a new designation with the Plan Administrator. If any Participant fails to designate a Beneficiary, or if all Beneficiaries predecease the Participant, any balance in the Account shall be paid to the Participant’s surviving spouse, or if his/her spouse does not survive, then to his/her estate. If a Beneficiary survives the Participant but fails to collect all amounts payable on behalf of the Beneficiary from the Participant’s Account, the balance shall be paid to the Beneficiary’s estate, unless specified otherwise by the Participant in his/her Beneficiary designation.

ARTICLE 5
DISTRIBUTIONS
     Section 5.01 Date of Distribution. At the time of his/her enrollment in the Plan, a Participant may elect to have his/her Account distributed on or beginning with either (a) a specific future date or (b) as soon as administratively feasible following his/her Separation from Service. Absent such an election by the Participant in his/her enrollment form, the vested balance of his/her Account shall be distributed in full, or begin to be distributed in installments, as the case may be, as soon as administratively feasible following the earliest of his/her Normal Retirement under Section 4.01, Disability Retirement under Section 4.03 or death. For this purpose, the Participant’s Account balance shall be determined as of the Accounting Date coinciding with or immediately preceding the scheduled distribution date also for all purposes under the Plan, distribution “as soon as administratively feasible” means distribution within 60 days following the scheduled distribution date, unless special circumstances for the Corporation warrant additional time, but in no event later than 120 days after the scheduled distribution date.
     Section 5.02 Form of Distribution. At the time of his/her enrollment in the Plan, a Participant may elect to have his/her Account distributed in a single lump sum payment or in substantially equal annual installments, payable as of January 1 of each year, over a period of years specified by the Participant at the time of the election, but not to exceed ten years; during the period of the installment payments, the Participant’s Account shall continue to be adjusted on each Accounting Date as provided by paragraphs (c) and (d) of Section 3.05. Absent such an election by the Participant in his/her enrollment form, the vested balance of his/her Account shall be distributed in a single lump sum payment. Notwithstanding a Participant’s election of installment payments, any amount in the Participant’s Account shall be fully distributed in a single lump sum payment in the event of the Participant’s death to his/her designated Beneficiary, or to the Participant in any other case if, at the date of distribution determined under Section 5.01, the Participant’s vested Account balance is less than $10,000. For purposes of Treasury Regulation Section 1.409A-3, each installment payment shall not be treated as a “separate payment.”
     Section 5.03 Election To Defer Receipt or Change Form of Distribution. Not later than 12 complete calendar months prior to the date scheduled for distribution of his/her Account in a single lump sum payment, or the commencement of installment payments from his/her Account, as the case may be, a Participant may elect to change the scheduled date to any subsequent date, or may change the form of payment from a lump sum to installments or vice versa, provided that in each case the scheduled date of distribution is at least five years later than the originally scheduled date. Any such change shall be filed with the Plan Administrator in such manner as the Plan Administrator prescribes.
     Section 5.04 Special Rule for Specified Employees. Notwithstanding the foregoing, in no event shall any distribution be made from the Account of a Participant who is a Specified Employee (determined on the date of his/her Separation from Service) prior to the earlier of a date which is six months from his/her date of Separation from Service with the Employer or the Participant’s date of death.

     Section 5.05 Return to Service. The scheduled date and form of distribution of the Account of a Participant who has incurred a Separation from Service shall not be affected by his/her subsequent return to service in any capacity with the Corporation (as provided in Section 2.03(c)), but such an individual who otherwise qualifies for participation in the Plan may enroll again in accordance with the procedures of Article 2 and elect to make contributions pursuant to Article 3 but not with respect to any distributions from his/her Account.

ARTICLE 6
SPECIAL PROVISIONS
     Section 6.01 Service Rules. The terms “Hours of Service,” “Year of Service,” and “Break in Service” shall have the meanings and be governed by the rules set forth in the Citizens Republic Bancorp Amended and Restated Section 401(k) Plan (a qualified plan under Code Section 401(a)).
     Section 6.02 Changes in Employment Status and Transfers between Related Entities.
     (a) Changes in Employment Status. As provided in Article 2, certain classifications of Employees are excluded from participation in the Plan. However, an Employee who is transferred from non-covered status to covered status may become a Participant provided that the Employee meets the other requirements for participation under Section 2.01. Participation shall commence as of the date of transfer if all of the requirements for participation under Section 2.01 are met. In no event shall the Employee’s Compensation earned while employed in a non-covered employment position be considered under the Plan for contribution purposes. In the case of a transfer of a Participant to non-covered status, or a suspension of his/her eligibility by the Compensation and Human Resources Committee of the Corporation’s Board of Directors, his/her Account shall be valued and frozen, (except for allocation of subsequent earnings and expenses) as of the date on which his/her employment status changes or his/her eligibility has been suspended. He shall not be entitled to any distribution of his/her Account under Article 5 until his/her date of retirement, disability, death, or other termination of employment with the Employer, after which date distribution may be made in accordance with the vesting and distribution provisions of the Plan as they would otherwise apply to an Employee or his/her Beneficiary.
     (b) Transfers between Related Entities. Employees from time to time may transfer or may be transferred to Related Entities or may transfer or be transferred from such Entities to an Employer. Such Employees are referred to in this paragraph (b) as “transferred Employees.” The participation status of any such transferred Employee who transfers from one Employer maintaining the Plan to another Employer maintaining the Plan shall not change as a result of such transfer, except that the Employer to whom the Employee transfers shall assume any liability for contributions on behalf of such Employee on the date of such employment transfer with respect to Compensation earned by the Employee on and after the date of transfer.
     The participation status of any transferred Employee who transfers from one Employer maintaining the Plan to a Related Entity that does not maintain the Plan shall be determined in accordance with the following rules:
     (1) A transferred Employee shall cease to be a Participant in the Plan for purposes of contributions as of the date of his/her transfer, and his/her Account shall be distributed only upon occurrence of the events prescribed in the Plan, but

     (2) For purposes of determining the amount of any allocation under Article 3 of the Plan, a transferred Employee’s Account balance shall be limited to his/her Account balance in the Plan at the time of the allocation, adjusted from time to time for earnings and expenses, and his/her Compensation shall be restricted to the Compensation earned during the Plan Year from the Employer.
     (3) In no event shall any of the foregoing provisions be interpreted in such a way as to result in the duplication of contributions or benefits for any transferred Employee under the Plan and any other plan maintained by a Related Entity for the same period of employment.

ARTICLE 7
PROVISIONS RELATING TO ADMINISTRATION
     Section 7.01 Plan Administration. The Corporation shall be the Plan Administrator and shall have such powers and duties as may be necessary to discharge its functions under the Plan, including, but not limited to the following:
     (a) Construction: To construe and interpret the Plan, decide all questions of eligibility and determine the amount, manner and time of payment of any benefits under the Plan;
     (b) Forms: To require Participants (1) to complete and file with it such forms as the Plan Administrator finds necessary for the administration of the Plan and (2) to furnish all pertinent information requested by the Plan Administrator, and to rely upon all such forms and information furnished, including each Participant’s mailing address;
     (c) Procedures: To prescribe procedures to be followed by Participants or Beneficiaries filing applications for benefits;
     (d) Rules: To promulgate uniform rules and regulations whenever in the opinion of the Plan Administrator such rules and regulations are required by the terms of the Plan or would facilitate the effective operation of the Plan;
     (e) Information: To prepare and distribute, in such manner as the Plan Administrator determines to be appropriate, information explaining the Plan, and to receive from Participants such information as shall be necessary for the proper administration of the Plan;
     (f) Committee: To name two or more persons to constitute an administrative committee, to remove and replace any such persons, to prescribe rules and procedures of operation for the committee, and to delegate any of the powers and duties of the Plan Administrator to the committee;
     (g) Annual Reports: To prepare and furnish to Participants such annual reports with respect to the administration of the Plan as are reasonable and appropriate; and
     (h) Records Review: To receive and review the periodic accountings of the Plan, and to receive, review and keep on file (as it deems convenient and proper) reports of benefit payments and reports of disbursements for expenses.
     Section 7.02 Claims Procedure.
     (a) Initial Claims. The Plan Administrator shall make all determinations as to the right of any person to receive a distribution and as to other matters affecting benefits. Each Employee, Participant, Beneficiary, or other person (collectively referred to as “claimant”) shall have the right to submit a claim with respect to any benefit sought under the Plan, or with respect to the claimant’s eligibility, vesting, or other factor affecting benefits, either personally or through a representative duly authorized in writing. All claims shall be submitted in writing to the Plan Administrator and shall be accompanied by such information and documentation as the Plan Administrator determines is required to make a ruling on the claim. Upon receipt of a claim, the Plan Administrator shall consider the claim and shall render a decision, which shall be in writing and shall be delivered or mailed to the claimant within 90 days after receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of the initial period. Any notice of a claim denial by the Plan Administrator shall set forth (1) the specific reasons for the denial, (2) specific reference to pertinent provisions of the Plan upon which the denial is based, (3) a description of any additional material or information necessary for the claimant to perfect his/her claim, with an explanation of why such material or information is necessary, and (4) an explanation of the claim review procedures under the Plan, all written to the best of the Plan Administrator’s ability in a manner that may be understood without legal or actuarial counsel. A failure of the Plan Administrator to render a written decision within the time specified above shall be deemed to be a denial of the claim.
     (b) Limitation on Claims Procedure. Any claim under this claims procedure must be submitted within twelve months from the earlier of (1) the date on which the claimant learned of facts sufficient to enable him to formulate such claim, or (2) the date on which the claimant reasonably should have been expected to learn of facts sufficient to enable him to formulate such claim.
     (c) Review of Denied Claims. A claimant whose claim for benefits has been wholly or partially denied by the Plan Administrator may request, within 90 days following the date of such denial, a review of such denial. The request for review must be in writing and must be delivered to the Plan Administrator within the specified 90-day period. The request should set forth the reasons why the claimant believes the denial of his/her claim is incorrect. The claimant shall be entitled to submit such issues or comments, in writing or otherwise, as he shall consider relevant to a determination of his/her claim, and may include a request for a hearing in person before the Plan Administrator. Prior to submitting his/her request, the claimant shall be entitled to review such documents as the Plan Administrator shall agree are pertinent to his/her claim. The claimant may, at all stages of review, be represented by counsel, legal or otherwise, of his/her choice, provided that the fees and expenses of such counsel shall be borne by the claimant. All requests for review shall be promptly resolved. The Plan Administrator’s decision with respect to any such review shall be set forth in writing and shall be mailed to the claimant not later than 60 days following receipt by the Plan Administrator of the claimant’s request, unless special circumstances, such as the need to hold a hearing, require an extension of time for processing, in which case the Plan Administrator’s decision shall be so mailed not later than 120 days after receipt of such request. If no decision or review is rendered within this 120-day period, the claimant’s appeal shall be deemed denied and the Plan Administrator’s original denial of the claim affirmed.
     (d) Finality of Decisions. The decision of the Plan Administrator upon review of any claim under paragraph (c) above shall be binding upon the claimant, his/her heirs and assigns, and all other persons claiming by, through or under him/her.
     (e) Time Limits Affecting Jurisdiction. The timely filing of a request for review in the manner specified by paragraph (c) above shall be a condition precedent to obtaining review before the Plan Administrator, and the Plan Administrator shall have no jurisdiction to entertain a request for review unless so filed. A failure to file a claim and a request for review in the manner and within the time limits set forth above shall be deemed a failure by the aggrieved party to exhaust his/her administrative remedies and shall constitute a waiver of the rights sought to be established under the Plan.

     (f) Limitation on Court Action. Any suit brought to contest or set aside a decision of the Plan Administrator shall be filed in a court of competent jurisdiction within one year from the date of receipt of written notice of the Plan Administrator’s final decision or from the date the appeal is deemed denied, if later. Service of legal process shall be made upon the Plan by service upon the Plan Administrator at the following address: Citizens Republic Bancorp, One Citizens Banking Center, Flint, Michigan 48502-9985. The Plan Administrator may engage legal counsel to defend the Plan against lawsuits. Attorney fees and other costs attendant to suit shall be borne by the Corporation but shall be charged to Participant Accounts upon the written direction of the Corporation. If the Employer or Plan Administrator determines that it is in the best interests of the Plan to initiate legal action, then it may employ counsel to do so, and all expenses of suit shall be borne by the Plan as provided above. No legal action to recover Plan benefits or to enforce or clarify rights under the Plan shall be commenced under Section 502(a)(1)(B) of ERISA, or under any other provision of law, whether or not statutory, until the claimant first shall have exhausted the claims and review procedures available to him/her hereunder.
     Section 7.03 Special Ruling. In order to resolve problems concerning the Plan and to apply the Plan in unusual factual circumstances, the Plan Administrator may make special rulings. Such special rulings shall be in writing on a form to be developed by the Plan Administrator. In making its rulings, the Plan Administrator may consult with legal, accounting, actuarial, investment, and other counsel or advisers. Once made, special rulings shall be applied uniformly, except that the Plan Administrator shall not be bound by such rulings in future cases unless the factual situation of a particular case is identical to that involved in the special ruling. Special rulings shall be made in accordance with all applicable law and in accordance with the Plan. It is not intended that the special ruling procedure will be a frequently used device, but that it should be followed only in extraordinary situations. The Plan Administrator at all times shall have the final decision as to whether resort shall be made to this special ruling feature.
     Section 7.04 Employment of Advisers. The Corporation shall have the authority to employ such legal, accounting, actuarial, and financial counsel and advisers, as it shall deem necessary in connection with the performance of its duties under the Plan, and to act in accordance with the advice of such counsel and advisers. Except as otherwise provided in the Plan, the fees and expenses of such counsel and advisers shall, upon approval of the Corporation’s Compensation and Human Resources Committee of the Board of Directors, be paid by the Corporation and Related Entities that have adopted the Plan, or charged to Participants’ Accounts, as the Corporation’s Compensation and Human Resources Committee of the Board of Directors shall deem appropriate.
     Section 7.05 Delegation to Officers or Employees. The Corporation shall have the power to delegate its duties under the Plan to officers or employees of any Employer and to other persons, all of whom, if officers or employees of the Corporation or any Employer, shall serve without compensation other than their regular remuneration from their Employer.

ARTICLE 8
AMENDMENT AND TERMINATION OF PLAN
     Section 8.01 Amendment of the Plan.
     (a) Corporation’s Right To Amend. The Corporation reserves the right to make any amendments to the Plan, with or without retroactive effect. Amendment of the Plan shall be made by resolution of the Corporation’s Compensation and Human Resources Committee of the Board of Directors, or by any person or persons authorized by resolution of the Compensation and Human Resources Committee of the Board of Directors to make amendments.
     (b) Operation of Amendments. Except as may be specifically provided otherwise in the Plan, or in any amendment to the Plan, each amendment to the Plan shall operate prospectively only from the effective date of the amendment, and the rights and obligations of an Employee, Participant, or Beneficiary of a Participant, who retires, becomes disabled, dies, or otherwise terminates employment with the Employer prior to the effective date of any amendment, shall be determined without regard to such amendment, on the basis of the Plan terms in effect on the date of retirement, disability, death, or other termination of employment.
     Section 8.02 Termination of the Plan.
     (a) Termination. Any Employer reserves and shall have the right at any time to cease participation in the Plan, but only the Corporation shall have the authority to terminate the Plan. In the event of the dissolution, merger, consolidation, or reorganization of the Employer, the Plan shall terminate, unless the Plan is continued by a successor to the Employer in accordance with Section 8.02(b).
     (b) Termination and Transfer to New Plan. If the Employer has established another plan providing comparable benefits to this Plan, and the Employer intends to discontinue contributions under this Plan due to the liabilities created under the new plan, then, upon further written direction from the Employer, the Accounts attributable to Participants employed by that Employer shall be transferred to such newly created plan. Thereafter, this Plan shall cease to have any effect with respect to Participants employed by that Employer, and the rights of all parties shall be determined under the new plan.
     (c) Rights upon Termination. If the Plan should be terminated, or if the Employer should liquidate and dissolve, or if a receiver of the Employer is appointed, or if the Plan should be terminated for any other reason, the Accounts of all affected Participants as then appearing upon the records of the Plan (other than Accounts of former Employees who have terminated employment and who have incurred a Break in Service), shall be revalued and adjusted as previously provided in the Plan, and said Accounts (after payment of expenses properly chargeable to the Plan and allocated among the Accounts) shall be distributed to affected Participants and Beneficiaries or transferred as provided in paragraph (b) above either (1) as soon as administratively feasible if no penalty will be incurred under Code Section 409A, or (2) as otherwise provided by the Plan if necessary to avoid incurring a penalty under Code Section 409A.

ARTICLE 9
MISCELLANEOUS PROVISIONS
     Section 9.01 Payments for the Benefit of Payee. In the event that the Employer shall find that any person to whom a benefit is payable under the terms of the Plan is unable to care for his/her affairs because of illness or accident, is otherwise mentally or physically incompetent, or is unable to give a valid receipt, the Employer may cause the payments becoming due to such person to be paid to another individual for such person’s benefit, without responsibility on the part of the Employer to follow the application of such payment. Any such payment shall be a payment for the account of such person and shall operate as a complete discharge of the Employer from all liability under the Plan.
     Section 9.02 Non-Alienation of Benefits. No right or benefit provided for in the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void. No such right or benefit shall be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person entitled to such right or benefit. No such right or benefit shall be subject to garnishment, attachment, execution or levy of any kind. Provided, however, if the Plan Administrator receives a domestic relations order as defined in Code Section 414(p)(1)(B) directing that all or a portion of a Participant’s vested Account balance be paid to an alternate payee, any amount payable to the alternate payee shall be distributed within 60 days in a single lump sum payment to the alternate payee.
     Section 9.03 Employer’s Rights. While the Employer believes in the benefits, policies and procedures described in the Plan, the language used in the Plan is not intended to create, nor is it to be construed to constitute, a contract of employment between the Employer and any of its Employees. The Employer retains all of its rights to discipline or discharge Employees or to exercise its rights as to incidents and tenure of employment. Employees retain the right to terminate their employment at any time and for any reason, and the Employer retains a similar right.
     Section 9.04 Litigation. In the event that any Participant, Employee, Beneficiary, or spouse shall bring a legal or equitable action against the Plan or against the Employer in connection with the Plan, the result of which shall be adverse to such Participant, Employee, Beneficiary, or spouse, or in the event that the Plan or the Employer shall find it necessary to bring any legal or equitable action against any Participant, Employee, Beneficiary, or spouse, or any other person claiming an interest by or through such person, the cost to the Employer of bringing or defending such suit, as the case may be, shall be charged, unless the Employer determines that such course would be inequitable under all the circumstances, to such extent as is possible, directly to the Account of such Participant, Employee, Beneficiary, or spouse, if any, and only the excess, if any, of such costs over and above the amount credited to such Account shall be paid by the Employer.

     Section 9.05 Addresses and Mailing of Notices and Checks. Each recipient of benefits from the Plan shall be responsible for furnishing the Employer with his/her address. Any notices required or permitted to be given under the Plan shall be deemed given if directed to such address and mailed by regular United States mail. If any check mailed by regular United States mail to such address is returned, mailing of checks will be suspended until a correct address is furnished by the intended recipient.
     Section 9.06 Action by Employer. Unless otherwise provided in the Plan, whenever the Employer under the terms of the Plan is permitted or required to do or perform any act, such act shall be done (a) by the authority of the Employer’s board of directors or other governing body and evidenced by proper resolution in consent form or duly certified by the secretary of the Employer, or (b) by such employee of the Employer who may, by proper resolution, be duly authorized by the board of directors or other governing body.
     Section 9.07 Savings Clause. The determination that any provision of the Plan is invalid or unenforceable shall not affect or impair the ability to enforce or the validity of any other provision of the Plan.

ARTICLE 10
DEFINITIONS
     Section 10.01 “Account” means the interest of a Participant under the Plan as determined as of each Accounting Date and as reflected in the records maintained for the Plan.
     Section 10.02 “Accounting Date” means a date on which Accounts are adjusted pursuant to Section 3.05.
     Section 10.03 “Beneficiary” means the beneficiary or beneficiaries of the Participant as designated pursuant to the provisions in the Plan.
     Section 10.04 “Break in Service” means a Break in Service as described under Section 6.01.
     Section 10.05 “Code” means the Internal Revenue Code of 1986, as amended.
     Section 10.06 “Compensation” means the Participant’s total of base salary or other wages, plus bonuses, as reported on IRS Form W-2. “Base Compensation” means that portion of a Participant’s Compensation that constitutes base salary which is paid regularly throughout the year to the Participant. “Bonus” means awards that are paid to the Participant in cash on a nonrecurring basis under the Corporation’s Bonus Award Plan. In all cases, Compensation of either type shall include any before-tax contributions made to this Plan or any other plan by the Employer from such Compensation amount at the election of the Participant through deferral, but excludes any other contributions made by the Employer on behalf of the Participant under this Plan or any other plan or fringe benefit program of the Employer.
     Section 10.07 “Corporation” means Citizens Republic Bancorp and any successor.
     Section 10.08 “Disability” means a condition of the Participant described in Section 4.03.
     Section 10.09 “Early Retirement” means retirement as of the date specified by Section 4.02.
     Section 10.10 “Effective Date” means July 1, 1999 with regard to the original plan described in Section 1.01 and January 1, 2008 with respect to this amendment and restatement.
     Section 10.11 “Employee” means any common-law employee of the Employer.
     Section 10.12 “Employer” means the Corporation and each Related Entity that has adopted the Plan pursuant to Section 1.05.
     Section 10.13 “ERISA” means the Employee Retirement Income Security Act of l974, as amended.
     Section 10.14 “Hour of Service” means an Hour of Service as described under Section 6.01.

     Section 10.15 “Normal Retirement” means retirement at or after age 65 in accordance with Section 4.01.
     Section 10.16 “Participant” means an Employee who has met the eligibility requirements specified in Article2, who has commenced participation in the Plan in accordance with that article, and whose participation has not terminated under the other applicable provisions of the Plan.
     Section 10.17 “Plan” means the Citizens Republic Bancorp Deferred Compensation Plan for Executives as described in this instrument and any subsequent amendments.
     Section 10.18 “Plan Administrator” means the person(s) or organization(s) specifically designated by Article 7 as the administrator of the Plan.
     Section 10.19 “Plan Year” means the calendar year.
     Section 10.20 “Related Entity” or “Related Entities” means the Employer and all corporations, partnerships, sole proprietorships, divisions, or other entities that are affiliated with or under common ownership or control with the Employer.
     Section 10.21 “Separation from Service” occurs if the Participant, who is an employee of the Employer, dies, retires, or otherwise has a termination of employment with the Employer, except that the employment relationship is treated as continuing intact while the individual is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the Employer under an applicable statute or by contract. For purposes of this section, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the employee will return to perform services for the Employer. If the period of leave exceeds six months and the individual does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the employee to be unable to perform the duties of his/her position of employment, or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.
     Section 10.22 “Specified Employee” means a Participant who, as of the date of his/her Separation from Service, is a “key employee” of the Employer. For this purpose, a key employee is a key employee as defined in Code Section 416(i)(1)(A)(i), (ii) or (iii), applied in accordance with the Treasury Regulations there under and disregarding Section 416(i)(5),at any time during the calendar ending prior to his/her Separation from Service.
     Section 10.22 “Year of Service” means a Year of Service as described under Section 6.01.

     IN WITNESS WHEREOF, Citizens Republic Bancorp has caused the Plan to be executed on April 13, 2008.

CITIZENS REPUBLIC BANCORP

Witness	/s/ Laura Hobson	By:	/s/ Susan P. Brockett

Susan P. Brockett
		Its:	Executive Vice President and
Human Resources Director

APPENDIX TO THECITIZENS REPUBLIC BANCORP
DEFERRED COMPENSATION PLAN FOR EXECUTIVES
     Effective as of the dates indicated, the following subsidiaries of Citizens Republic Bancorp have adopted the Plan pursuant to Section 1.05 thereof:

Subsidiary	Effective Date
Citizens Republic Bancorp
(formerly Citizens Banking Corporation)	July 1, 1999

Citizens Bank	July 1, 1999

F&M Bank-Iowa	January 1, 2000

Citizens Bank Wealth Management, N.A.	March 1, 2002